As filed with the Securities and Exchange Commission on March 22, 2013
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DISCOVERY LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware		94-3171943
(State or Other Jurisdiction of Incorporation)		(I.R.S. Employer Identification Number)
2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976-3622
(Address, Including Zip, of Registrant’s Principal Executive Offices)

Discovery Laboratories, Inc. 401(k) Plan
(Full title of the plan)

Mary B. Templeton, Esq.
Senior Vice President, General Counsel and Corporate Secretary
Discovery Laboratories, Inc.
2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976-3622
(215) 488-9300
(Name and address, and telephone number, including area code, of agent for service)

Copies to:
Ira L. Kotel, Esq.
SNR Denton US LLP
1221 Avenue of the Americas
New York, New York 10020
(212) 768-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value	400,000 (1)	$2.36	$944,000	$128.76

(1)
Represents an additional 400,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), issuable under the 401(k) Plan (the “Plan”) of Discovery Laboratories, Inc. (the “Company”).  The issuance of such shares under the Plan was approved by the Board of Directors on March 5, 2013.  The Plan qualifies as an employee benefit plan as defined under Rule 405 of Regulation C.  Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock splits, stock dividends or recapitalizations or other similar transactions, plus any additional shares.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) promulgated under the Securities Act by taking the average of the high and low sales price per share of the Common Stock on The Nasdaq Capital Market on March 20, 2013.

EXPLANATORY NOTE

This registration statement is being filed pursuant to General Instruction E of Form S-8 under the Securities Act to register an additional 400,000 shares of our Common Stock that may be issued pursuant to the 401(k) Plan (the “Plan”) of Discovery Laboratories, Inc. (the “Company”) plus an indeterminate amount of interests in the Plan.

The Company previously registered shares of Common Stock for issuance under the Plan on registration statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on November 12, 2003 (File No. 333-110412), September 28, 2006 (File No. 333-137643), December 23, 2008 (File No. 333-156443), January 22, 2010 (File No. 333-164470), March 31, 2010 (File No. 333-165809), September 30, 2010 (File No. 333-169662),  April 1, 2011 (File No. 333-173259), and March 30, 2012 (File No. 333-180497).  Pursuant to General Instruction E to Form S-8 and with respect to the additional shares of Common Stock registered hereunder for issuance under the Plan, the contents of such registration statements, including all exhibits thereto as applicable, are incorporated herein by reference.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.  Those documents do not need to be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this registration statement, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents filed with SEC listed below:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on March 15, 2013;
2.
Our Current Reports on Form 8-K filed on January 4, 2013, January 8, 2013, February 13, 2013, February 20, 2013, March 13, 2013 (excluding the matters in Item 2.02 and Exhibit 99.1 therein, which are not incorporated by reference herein) and March 15, 2013; and

3.	The description of our common stock contained in our registration statement on Form 8-A filed with the Commission on July 13, 1995.

Furthermore, all reports and other documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such reports and documents.  Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit No.	Description	Method of Filing

4.1	Form of Discovery Laboratories, Inc. 401(k) Plan.	Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-8 filed on January 22, 2010 (File No. 333-164470).

5.1	Opinion of SNR Denton US LLP, legal counsel.*	Filed herewith.

23.1	Consent of SNR Denton US LLP (included in Exhibit 5.1).	Filed herewith.

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.	Filed herewith.

24.1	Powers of Attorney (included in signature page to this registration statement).	Filed herewith.

* In accordance with Item 8 of Form S-8, and in lieu of the opinion of counsel or determination contemplated by Item 601(b)(5) of Regulation S-K, the Company hereby undertakes that it will submit the Plan and all amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner, and that it will make all changes required by the IRS in order to qualify the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warrington, Commonwealth of Pennsylvania on this 22nd day of March, 2013.

DISCOVERY LABORATORIES, INC.
(Registrant)

By:	/s/ John G. Cooper
John G. Cooper
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Discovery Laboratories, Inc., and each of us, do hereby constitute and appoint each of John G. Cooper, Mary B. Templeton, Esq., and John Tattory, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things in our name, place and stead, in any and all capacities, in connection with this registration statement on Form S-8 under the Securities, or any registration statement for the same offering that is to be effective upon filing under the Securities Act, including, without limitation, to sign for us or any of us in our names in the capacities indicated below any and all amendments or supplements to this registration statement, including any and all post-effective amendments to the registration statement, and to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Name & Title	Date

/s/ John G. Cooper	John G. Cooper Director, President, Chief Executive Officer, and Chief Financial Officer (Principal Financial Officer)	March 22, 2013

/s/ John Tattory	John Tattory Vice President, Finance and Controller (Principal Accounting Officer)	March 22, 2013

/s/ John R. Leone	John R. Leone Chairman of the Board of Directors	March 22, 2013

/s/ Joseph M. Mahady	Joseph M. Mahady Director	March 22, 2013

/s/ Bruce A, Peacock	Bruce A. Peacock Director	March 22, 2013

/s/ Marvin E. Rosenthale	Marvin E. Rosenthale, Ph.D Director	March 22, 2013